As Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration No. 333-119161

SUPPLEMENT DATED DECEMBER 27, 2004
TO
PROSPECTUS DATED NOVEMBER 9, 2004
OF
COMCAST CORPORATION

The number of shares of Comcast common stock covered by the prospectus is 11,061,266 (11,028,706 shares of Comcast Class A Common Stock and 32,560 shares of Comcast Class A Special Common Stock), which is the aggregate number of stock options that JPMorgan purchased from us in connection with our Stock Option Liquidity Program. The price paid for these options was determined by reference to $30.2930 per share, and $29.8266 per share, which are the arithmetic average of the closing prices of our Class A Common Stock and our Class A Special Common Stock, respectively, on the Nasdaq National Market on the ten trading days beginning on November 16, 2004 and ending on December 1, 2004.

Delivery by us of the options purchased by JPMorgan in connection with the Stock Option Liquidity Program occurred against payment therefor on December 7, 2004.